Exhibit 3.21

1198996

FILED
In the office of the Secretary of State of the State of California

SEP 21 1987

/s/ MARCH FONG EU
MARCH FONG EU,
Secretary of State

ARTICLES OF INCORPORATION

OF

ENVIRONMENTAL ENERGY COMPANY

ARTICLE I

The name of this corporation is ENVIRONMENTAL ENERGY COMPANY.

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name and address in the State of California of this corporation’s initial agent for service of process is:

C T CORPORATION SYSTEM

ARTICLE IV

The corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is 100,000.

DATED: September 17, 1987	/s/ Charles A. Cobb
Charles A. Cobb

I declare that I am the person who executed the above Articles of Incorporation, which execution is my act and deed.

/s/ Charles A. Cobb
Charles A. Cobb